NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 22, 2012	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
2011 FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND, AND APPROVES PARTIAL REPURCHASE OF EXCESS CAPITAL

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2011, reporting net income of $64.7 million for the fourth quarter and $159.6 million for the year. The annual net income of $159.6 million represents an increase of $53.0 million, or 50 percent, over net income of $106.6 million for 2010. The Bank expects to file its annual report with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2011, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 0.49 percent, the approximate daily average three-month LIBOR for the fourth quarter. The dividend, based on average stock outstanding for the fourth quarter of 2011, will be paid on March 2, 2012. In declaring the dividend, the board stated that it anticipates that it will continue to declare modest cash dividends through 2012 consistent with dividend declarations in 2011, although a quarterly loss or a significant adverse event or trend would cause a dividend to be suspended.

Based on its preliminary results, the Bank expects to allocate $16.1 million(1) to fund the 2012 Affordable Housing Program.

In addition, the board of directors also approved the repurchase of excess capital stock in a targeted amount of $250 million. This will be the Bank's first such repurchase since a moratorium was established in December 2008 and will be the only such repurchase the Bank intends to make in 2012.

“In 2009, we set a course to strengthen our balance sheet, preserve capital, and return to a position where we could pay dividends, repurchase excess stock, and more fully fund the Affordable Housing Program,” said President and Chief Executive Officer Edward A. Hjerpe III. “After nine consecutive profitable quarters and five consecutive quarters of dividend declarations, and retained earnings growth to nearly $400 million, we believe we are positioned to begin repurchasing excess shares from shareholders at a modest pace.”

2011 Fourth Quarter Operating Highlights

Net income for the fourth quarter of 2011 was $64.7 million, compared with net income of $23.6 million in the fourth quarter of 2010. Credit-related other-than-temporary impairment losses on certain private-label MBS in the fourth quarter of 2011 totaled $3.5 million, compared with $25.6 million in the fourth quarter of 2010. Additionally, net interest income after provision for credit losses improved by $7.7 million, other income improved by $9.1 million due primarily to gains on the sales of securities, and, due to the satisfaction of the REFCorp obligation earlier in the year, there is no REFCorp assessment for the fourth quarter of 2011, as compared to a $5.9 million assessment for the fourth quarter of 2010. These favorable variances are partially offset by a $4.6 million increase in Affordable Housing Program contributions.

Net interest income after provision for credit losses on mortgage loans for the fourth quarter of 2011 was $81.4 million, compared with $73.7 million for the fourth quarter of 2010. Contributing to the increase of $7.7 million was a reduction in the provision for loan losses on mortgage loans, which was $627,900 for the fourth quarter of 2011, or $5.2 million lower than the $5.8 million provision for the fourth quarter of 2010. Also contributing to the improvement in net interest income for the fourth quarter of 2011 was the 13 basis point increase in net interest margin from 0.52 percent in the fourth quarter of 2010 to 0.65 percent in the fourth quarter of 2011. However, the Bank expects net interest margin to decline in the future for the reasons discussed below under - 2011 Annual Operating Highlights. Prepayment fee income for the fourth quarter of 2011 was $2.0 million lower than that of the fourth quarter of 2010.

2011 Year-End Balance-Sheet Highlights

Total assets declined 14.8 percent to $50.0 billion at December 31, 2011, down from $58.6 billion at year-end 2010, principally driven by a decrease in investments and advances. From December 31, 2010, to December 31, 2011, investments decreased by $5.8 billion, advances declined by $2.8 billion, and mortgage loans dropped by $136.7 million.

Advances decreased 10.1 percent to $25.2 billion, compared with $28.0 billion at year-end 2010. The reduction in advances was primarily attributable to continued high deposit levels at member financial institutions. However, advances levels remained essentially flat in the fourth quarter, from $25.0 billion at September 30, 2011, to $25.2 billion at December 31, 2011.

Total investments were $21.4 billion at December 31, 2011, a decrease of $5.8 billion, or 21.2 percent, compared with $27.1 billion at December 31, 2010. Components of the decline included a $3.9 billion decrease in short-term investments and a $1.3 billion decline in agency and FDIC-guaranteed corporate debentures. The decrease in short-term investments reflected the Bank's decreased need for these kinds of investments to satisfy its liquidity requirements based on the decrease in advances balances and extension of the terms of outstanding debt, as well as efforts to reduce unsecured credit exposure to non-member financial institutions given market turmoil in the second half of 2011. The decrease in long-term investments primarily reflected the sale of certain agency and FDIC-guaranteed corporate debentures purchased in prior periods for which the corresponding funding matured during 2011. The par value of private-label mortgage-backed securities declined to $2.5 billion at December 31, 2011, from $3.0 billion at December 31, 2010, while the carrying value of private-label MBS declined to $1.6 billion at December 31, 2011, from $1.9 billion at December 31, 2010. The private-label MBS portfolio balance has declined significantly from its peak par value of $6.4 billion, a level reached in September 2007.

Investments in mortgage loans totaled $3.1 billion at December 31, 2011, a decline of $136.7 million from year-end 2010.

GAAP capital at December 31, 2011, was $3.5 billion, an increase of $213.5 million from $3.3 billion at year-end 2010. Total retained earnings at December 31, 2011, grew to $398.1 million, an increase of $148.9 million from December 31, 2010. Accumulated other comprehensive loss totaled $534.4 million at December 31, 2011, an improvement of $103.7 million from December 31, 2010. Due to the satisfaction of the REFCorp obligation earlier this year, the Bank began allocating a portion of its quarterly net income into restricted retained earnings, which totaled $22.9 million at year-end 2011. (2)

The Bank remained in compliance with all regulatory capital ratios at December 31, 2011, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2011.(3) At December 31, 2011, the Bank's total regulatory capital-to-assets ratio was 8.5 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.3 billion, exceeding its $876.5 million minimum regulatory risk-based capital requirement. Additionally, the Bank's internal minimum capital requirement, which is the sum of the Bank's 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.9 billion at December 31, 2011, which was satisfied by the Bank's actual regulatory capital of $4.3 billion. The ratio of the Bank's market value of equity to its par value of capital stock was 95 percent at December 31, 2011, compared with 94 percent at December 31, 2010.

2011 Annual Operating Highlights

Net income for the year was $159.6 million, $53.0 million higher than the net income of $106.6 million for 2010. These results, which benefited from the satisfaction of the REFCorp obligation based on the financial results of June 30, 2011, led to a $17.8 million contribution to the Bank's Affordable Housing Program for the year.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $77.1 million for 2011, a $7.7 million, or 9.1 percent, improvement from the $84.8 million recorded in 2010. The $77.1 million charge in 2011 resulted from an increased projected loss on the collateral underlying private-label MBS with a combined par value of $2.0 billion at December 31, 2011. Additionally, other income for 2011 improved by $25.3 million, due primarily to $21.3 million on gains from the sale of securities.

Net interest income after provision for credit losses for 2011 was $306.8 million, compared with $290.9 million for 2010. Net prepayment fees of $30.1 million from advances and investments strongly contributed to the $15.9 million increase in net interest income in 2011, compared with net prepayment fees of $17.9 million in 2010. These prepayment fees represent a substantial and atypical contribution to the Bank's net income that should not be counted on to recur every year. Average earning assets declined from $63.0 billion for 2010 to $52.4 billion for 2011. This decline in average earning assets was driven by a $7.8 billion decline in average advances balances, from $33.2 billion during 2010 to $25.4 billion during 2011, as members' deposits continue to be at historically high levels, resulting in reduced need for advances.

However, despite the decline in average earning assets during the year, both net interest spread and net interest margin increased for the year ended December 31, 2011. Net interest spread was 0.51 percent for the year ended December 31, 2011, an 11 basis point increase from 2010, and net interest margin was 0.58 percent, an 11 basis point increase from 2010. The increases in net interest spread and net interest margin were primarily attributable to the significant increase in net prepayment fees earned during the year, an atypical contribution as noted above. The higher net interest spread and margin results are also partly attributable to the cumulative effects of redemption and refinancing of debt in a very low-interest rate environment, combined with slower-than-expected prepayments of mortgage loans held for investment despite a historically low-interest rate environment. In addition, the steepness of the yield curve has enabled the Bank to earn a higher spread on assets whose average terms to repricing were longer than those of the corresponding liabilities. Notwithstanding the Bank's success in achieving strong net interest spread and net interest margin for the year, the Bank expects these measurements to decline in 2012 based on the sustained low-interest rate environment noted above combined with the fact that the Bank is exhausting its opportunities to redeem and refinance debt, though its seasoned mortgage loan portfolio will continue to amortize. The decline in the Bank's average earning assets since December 31, 2008, is likely to negatively impact future earnings particularly given the low-interest rate environment since reinvestment opportunities are not as profitable in such an environment. The Bank notes the Federal Reserve Bank's January 25, 2012, announcement that it expects that economic conditions are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2011	9/30/2011	12/31/2010
ASSETS
Advances	$25,194,898	$25,024,689	$28,034,949
Investments (4)	21,379,548	19,916,085	27,134,475
Mortgage loans held for portfolio, net	3,109,223	3,128,725	3,245,954
Other assets	284,668	504,934	231,923
Total assets	$49,968,337	$48,574,433	$58,647,301

LIABILITIES
Consolidated obligations, net	$44,531,253	$43,120,016	$53,627,591
Deposits	654,246	740,946	745,521
Mandatorily redeemable capital stock	227,429	227,429	90,077
Other liabilities	1,066,375	1,082,914	908,607

CAPITAL
Class B capital stock	3,625,348	3,583,749	3,664,425
Retained earnings - unrestricted	375,158	326,099	249,191
Retained earnings - restricted (2)	22,939	9,997	—
Total retained earnings	398,097	336,096	249,191
Accumulated other comprehensive loss	(534,411)	(516,717)	(638,111)
Total capital	3,489,034	3,403,128	3,275,505
Total liabilities and capital	$49,968,337	$48,574,433	$58,647,301

Total regulatory capital-to-assets ratio	8.5%	8.5%	6.8%
Ratio of market value of equity (MVE) to par value of capital stock (5)	95%	95%	94%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2011	12/31/2010	12/31/2011	9/30/2011	12/31/2010

Total interest income	$764,989	$870,513	$186,526	$191,071	$215,462
Total interest expense	459,013	572,930	104,500	110,661	135,979
Net interest income	305,976	297,583	82,026	80,410	79,483
Net interest income after provision for credit losses on mortgage loans	306,807	290,882	81,399	80,410	73,670
Net other-than-temporary impairment losses on investment securities recognized in income	(77,067)	(84,762)	(3,479)	(7,210)	(25,620)
Other income (loss)	23,841	(1,482)	10,001	(1,659)	863
Operating expense	52,884	51,258	13,544	13,767	14,250
Other expense	12,215	8,306	2,450	2,215	2,511
Affordable housing program	17,812	11,843	7,220	5,573	2,625
REFCorp	11,078	26,646	—	—	5,905
Total assessments	28,890	38,489	7,220	5,573	8,530
Net income (loss)	$159,592	$106,585	$64,707	$49,986	$23,622

Performance Ratios:
Return on average assets	0.30%	0.17%	0.51%	0.39%	0.15%
Return on average equity	4.73%	3.52%	7.43%	5.84%	2.89%
Net interest spread	0.51%	0.40%	0.58%	0.55%	0.45%
Net interest margin	0.58%	0.47%	0.65%	0.63%	0.52%

(1)
For purposes of Affordable Housing Program (AHP) funding in 2012, the 2011 AHP expense of $17.8 million is reduced by $1.7 million, representing one-third of the $5.0 million of accelerated AHP funding that occurred in 2010 due to the Bank's net loss in 2009. The acceleration of AHP funding at that time allowed the Bank to commit and disburse AHP funds to further the Bank's affordable housing mission when it otherwise would have been unable to do so. The Bank will offset the accelerated AHP contribution against required AHP contributions over a three-year period.

(2)
The Bank's capital plan and a joint capital enhancement agreement among the Federal Home Loan Banks requires the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Capital - Capital Plan Amendments in the Bank's quarterly report on Form 10-Q filed with the SEC on August 11, 2011.

(3)
For additional information on the Bank's capital requirements, see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Capital in the Bank's annual report on Form 10-K filed with the SEC on March 18, 2011 (the 2010 Annual Report).

(4)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A - Quantitative and Qualitative Disclosures About Market Risk - Market and Interest Rate Risk - Measurement of Market and Interest Rate Risk in the 2010 Annual Report.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. Such statements include, among others, the Bank's expectations regarding future declarations of dividends and earnings based on expectations for net interest spread and net interest margin. The words “preliminary,” “expects,” “anticipates,” “will,” “likely,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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